Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

FDA Approves Manufacturing Plan for Menerba, Bionovo’s Menopausal

Hot Flash Drug Candidate

End of Phase 2, Type B Meeting Provides the Approval of Menerba’s Manufacturing Plan

Emeryville, CA, September 23, 2010 — Bionovo, Inc. (NASDAQ: BNVI, BNVID) announced today that the U.S. Food and Drug Administration (FDA) accepted the Company’s Chemistry, Manufacturing and Controls (CMC) plan for its lead drug candidate, Menerba®, in a Type “B” or “End of Phase 2” meeting. With this designation, the decisions and agreements are now considered binding on the Company and the FDA.

“This CMC approval represents a revolutionary set of ‘firsts’,” said Dr. Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer. “This is the first time that the FDA’s botanical drug development CMC guidance has been applied to an oral drug in a major indication. This is also the first time in recent history that the FDA has reviewed and approved a manufacturing plan for a drug with multiple actives derived from botanical source. In addition, Menerba, may be the first in class selective estrogen receptor beta modulator to go into late stage development. After long effort, innovations and interaction, Bionovo has now opened the door for a new paradigm in drug development.”

With the FDA’s approval of the Company’s CMC plan, Bionovo is now in final discussions with the FDA to complete the design of the Phase 3 pivotal trials in the U.S. Having just successfully concluded a non-binding teleconference with the FDA, the Company has requested a face-to-face meeting, for the approval of the clinical development plan. The FDA is expected to grant such a meeting shortly.

As previously disclosed, the Company also received approval of the clinical and CMC development plan from the European Medicines Agency (EMA) for Menerba. The EMA “final guidance” defines the clinical and regulatory pathway to a European marketing authorization for Menerba, and is also considered binding and definitive.

About Menerba

Menerba is an oral, botanically-derived drug candidate designed for the safe, effective treatment of vasomotor symptoms (hot flashes) associated with menopause. Menerba is an estrogen receptor beta (ER-b) selective drug, developed as an alternative to the products currently on the market, which have been shown to increase the risk for breast and uterine cancers. Clinical tests conducted thus far, following the specific guidance of the FDA, have indicated that Menerba is effective and safe.

About Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources with novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI, BNVID”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.